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                  Chase Takes Actions to Support Growth Plans,
                             Raises Divident 16% and
                        Announces Two-for-One Stock Split
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      New York, March 17, 1998 - The Chase Manhattan Corporation (NYSE:CMB)
today announced actions to streamline support functions and realign certain business activities. Annual savings from the actions will amount to approximately $460 million, which will be reinvested in Chase's high-growth businesses.

      Chase will take a special one-time charge in the first quarter of $510 million ($320 million after tax) in connection with the initiatives, which will result in the reduction of approximately 4,500 existing positions, to be accomplished in part through normal attrition and a hiring freeze on unfilled positions. It is expected that a substantial number of new positions will be created in connection with the reinvestment of savings in Chase's growth businesses.

      "Chase has emerged over the past two years as an entirely new company with unusual opportunities for growth," said Walter V. Shipley, chairman and chief executive officer. "To take advantage of these opportunities, we are moving decisively to increase our effectiveness and maximize resources available for investment in our high-potential businesses."

      Chase also announced that its Board of Directors today approved a 16% increase in the quarterly common stock dividend to $.72, or $2.88 on an annual basis. The increase will be effective for the dividend payable on April 30th to stockholders of record at the close of business April 6th.

      The Board of Directors also approved a two-for-one stock split, subject to shareholder approval at the corporation's annual meeting on May 19th. The actions reflect the Board's confidence in Chase's ability to accelerate its revenue growth rate over the next several years.

      Implementation of a new structure includes the creation of Chase Business Services, a unit which will perform functions common to all businesses, thereby benefiting from scale efficiencies. Business realignments include the creation, as previously announced, of a single, integrated national consumer services franchise, the combining of technology-intensive businesses and functions into a single strategic platform, called Chase Technology Solutions, and the reorganization of certain global banking units.

      "We have a solid plan to collapse reporting layers and speed-up decision making," said Thomas G. Labrecque, president and chief operating officer. "The result will be a stronger and more effective organization, ensuring a continuation of our strong operating performance."


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Investor Contact: John Borden    Press Contacts: John Stefans   212-270-7438
                  212-270-7318                   Kathleen Baum  212-270-5089